Exhibit 10.3

July 30, 2024

Edwin Rock

Via Email

Re:Separation Agreement

Dear Ed:

This letter sets forth the substance of the separation agreement (the “Agreement”) which GlycoMimetics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.Separation Date. Your last day of work with the Company and your employment termination date will be July 31, 2024 (the “Separation Date”). Between the date of this Agreement and the Separation Date, you will not be expected, permitted or required to report to work or perform services on behalf of the Company, unless otherwise explicitly requested by the Company.

2.Accrued Salary. On or before the next regular payroll date following the Separation Date, and in accordance with applicable law, the Company will pay you all accrued salary and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3.Severance Benefits. You are eligible for certain severance benefits pursuant to Section 9.2 of your employment agreement with the Company (the “Employment Agreement”). If you return this fully signed and dated Agreement to the Company within the time frame specified below (but no earlier than the Separation Date), do not revoke it, and fully comply with your obligations under this Agreement and your Employment Agreement (collectively, the “Severance Preconditions”), the Company will provide you with the following Severance Benefits set forth in the Employment Agreement (the “Severance Benefits”):

(a)Severance. The Company will pay you, as severance, the equivalent of twelve (12) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings. This amount will be paid in a lump sum on the Company’s next regular payroll date following the Separation Date, provided you have signed and not revoked the Agreement by such date.

(b)COBRA Severance Benefit. If you timely elect continued coverage under COBRA under the Company’s group health plans, then, as an additional severance benefit, the Company will reimburse your full COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) in effect for yourself (and your eligible dependents, if applicable) until the earliest of: (A) twelve (12) months following the Separation Date; (B) the expiration of your eligibility for the continuation coverage under COBRA; or (C) the date when you become eligible for and covered by substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period” and such severance benefit, the “COBRA Severance Benefit”). Notwithstanding the foregoing, if at any time, (i) the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or (ii) the Company’s health insurance plan in effect on the Separation Date terminates (either (i) or (ii), a “COBRA Severance Benefit Terminating Event”), then provided you otherwise were eligible for the COBRA Severance Benefit on the date of the COBRA Severance Benefit Terminating Event, in lieu of providing the COBRA premium reimbursement, the Company will instead pay you a fully taxable lump sum cash payment equal to the remainder of the COBRA premiums due under this Section 3(b) for the COBRA Payment Period (the “Special Cash Payment”), which payment shall be payable within 30 days following the applicable COBRA Severance Benefit Terminating Event. You may, but are not obligated to, use such Special Cash Payment for medical expenses, including COBRA Premiums (as applicable). If, prior to any COBRA Severance Benefit Terminating Event, you become eligible for coverage under another employer’s group health plan through self-employment or otherwise cease to be eligible for COBRA coverage under the Company’s group health plan during the COBRA Payment Period, you must immediately notify the Company of such event, and all payments and obligations under this Section will cease.

(c) Non-Compete and Non-Solicit Waiver. As an additional Severance Benefit, subject to your compliance with Section 10 and its terms therein, the Company will agree to waive enforcement of the post-termination non-solicitation and non-competition provisions contained in your Confidential Information Agreement (as defined below).

(d) Consulting Agreement. The Company will offer you the Consulting Agreement attached as Exhibit A (the “Consulting Agreement”), which shall be effective as of the Separation Date. Notwithstanding the foregoing, if you do not timely sign and return this Agreement, or you sign but later revoke your acceptance of this Agreement, the Consulting Agreement will terminate in accordance with its terms.

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15 of the year following the year in which the Separation Date occurs. For purposes of Code Section 409A, your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.Benefit Plans. If you are currently participating in the Company’s group health insurance plans, including medical, dental, and/or vision, plans, your participation as an employee will end on the Separation Date. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain payments to be made by the Company as described in Section 3(b) above.

5.Unemployment Insurance. You may be eligible for unemployment insurance benefits after the Separation Date. You acknowledge that whether you receive unemployment compensation will be decided by the applicable agency that is charged with unemployment insurance matters in your state, and not by the Company. That agency can provide you with benefits and eligibility information regarding unemployment compensation.

6.Equity Awards. If you were granted stock options to purchase certain shares of the Company’s common stock (the “Options”) and/or restricted stock units to be issued shares of the Company’s common stock (the “RSUs” and together with the Options, the “Equity Awards”) pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”) and your applicable Option and/or RSU agreement (together with the Plan, the “Equity Award Documents”), vesting of your Options and/or RSUs (as applicable) will cease as of the date your “Continuous Service” (as defined in the Plan) ends. For avoidance of doubt, if you satisfy the Severance Preconditions, then (i) the Equity Awards will remain outstanding and the unvested shares subject to the Equity Awards will continue to be eligible to vest following the Separation Date during the Cooperation Period (as defined below) and the Consulting Period (as defined in the Consulting Agreement), in accordance with the vesting schedules applicable to such Equity Awards and subject to your Continuous Service during such periods, and (ii) the Equity Awards will cease vesting upon the termination of your Continuous Service. Any Options or RSUs that you currently hold shall continue to be governed by the terms of the Equity Award Documents.

7.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, commissions, bonuses or benefits after the Separation Date. You also acknowledge that the Company’s provision of the Severance Benefits set forth in Section 3 above fully satisfy any severance obligations under the Employment Agreement.

8.Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9.Return of Company Property. Within three (3) days following the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, the Company may instruct you to retain certain Company property to facilitate the performance of consulting services under the Consulting Agreement, provided that you return such property upon the termination of your Consulting Agreement. Please coordinate return of Company property with

Christian Dinneen-Long. Receipt of the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

10.Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement or any other confidentiality agreement you signed with the Company (the “Confidential Information Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain other activities. As described in Section 3 above, provided you satisfy the Severance Preconditions, the Company is electing to waive enforcement of the post-termination non-solicitation and non-competition provisions contained in your Confidential Information Agreement; provided, however, that you and the Company agree that all other provisions contained in your Confidential Information Agreement shall remain in full force and effect. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency, similar state or local agency, or an attorney you retain, or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.Mutual Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation. The Company’s obligations under this Section are limited to the Company’s current officers and directors. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. In addition, nothing in this Section or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation.

13.Cooperation after Termination. Consistent with your obligations under the Employment Agreement, between the Separation Date and January 31, 2025 (the “Cooperation Period”), you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours. As set forth in Section 6 above, provided you satisfy the Severance Preconditions and cooperate with the Company in these matters as requested during the Cooperation Period (as determined by the Company in its sole discretion), you will be deemed to be in Continuous Service for vesting purposes.

14.Release.

(a)General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (the “Company Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, as amended (“ADEA”), the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Retaliation Law, the Florida Minimum Wage Act, the Kentucky Civil Rights Act, the Kentucky Equal Pay Act, the Kentucky Equal Opportunities Act, the Kentucky Wages and Hours Act, the anti-retaliation provisions under the Kentucky Workers’ Compensation Law, the Kentucky Occupational Safety and Health Act, the Maryland Fair Employment Practices Act, the Maryland Human Relations Law, as amended, the Medical Information Discrimination Law, the Maryland Equal Pay For Equal Work Law, as amended, the Health Care Worker Whistleblower Protection Act, the Maryland False Claims Act, the Maryland Parental Leave Act, the Massachusetts Law Prohibiting Unlawful Discrimination, as amended, the Massachusetts Equal Pay Law, as amended, the Massachusetts Equal Rights Law, the Massachusetts Discrimination Against Certain persons on

Account of Age Law, the Massachusetts Violation of Constitutional Rights Law, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wage Law, the Massachusetts Wage Payment Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, claims under the Texas Labor Code (including the Texas Payday law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act), the Virginians with Disabilities Act, the Virginia Human Rights Act, the Washington State Law Against Discrimination, as amended, the Washington Equal Pay Law, as amended, the Washington Sex Discrimination Law, the Washington Age Discrimination Law, the Washington Family Care Act, the Washington Parental Leave Discrimination Law, the Washington Minimum Wage Act, the Washington Wage, Hour, and Working Conditions Law, the Washington Wage Payment and Collection Law, the Washington Industrial Welfare Act, and the Washington Family and Medical Leave Act. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). You also hereby acknowledge that the Company has provided you with the ADEA Disclosure Schedule (pursuant to Title 29 U.S. Code Section 626(f)(1)(H)), attached as Exhibit B to this Agreement.

(d)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any claims that may arise from events that occur after the date this waiver is execute; (ii) any existing obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (iii) any claims that cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state, or local government agency; or (iv) any claims for breach of this Agreement.

15.Protected Rights. You understand that nothing in this Agreement has limited, currently limits, or shall limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement is not intended to and has not limited, does not currently limit, and shall not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement has prevented, currently prevents, or shall prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, or discrimination or any other conduct that you have reason to believe is unlawful. Additionally, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein). If you are a Washington employee, nothing in this Agreement prevents you from discussing or disclosing: 1) conduct that you reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, sexual assault, or a wage and hour violation; 2) conduct that is recognized as against a clear mandate of public policy; or 3) the existence of a settlement involving any of the above conduct, provided, however, that the amount of such a settlement can still be subject to non-disclosure obligations, as can any trade secrets, proprietary information, or confidential information that does not involve illegal acts.

16.Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you will not voluntarily (except in response to legal compulsion or as permitted in Section 15 above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

17.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

18.Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

19.Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state or commonwealth in which you primarily performed work for the Company as applied to contracts made and to be performed entirely within such state or commonwealth.

If this Agreement is acceptable to you, please sign below and return it to me on or before the date that is forty-five (45) days after you receive this Agreement (but no earlier than the Separation Date). The Company’s severance offer contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

Sincerely,

GLYCOMIMETICS, INC.

By:
Christian Dinneen-Long
Sr. Vice President, General Counsel

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT. I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.

Edwin Rock

Date

Exhibit A – Consulting Agreement
Exhibit B – ADEA Disclosure Schedule